Exhibit 22


                         Subsidiaries of the Registrant


         Name                                                 State


First-Citizens Bank & Trust Company                  Chartered in North Carolina
                                                     with branches in North
                                                     Carolina and Virginia

Bank of Marlinton                                    West Virginia

Bank of White Sulphur Springs                        West Virginia